Exhibit 10.17

BNP Paribas USA, Inc. and Subsidiaries

Agreement for Allocation and Settlement of Income Tax Liabilities

Effective July 1, 2016

BNP Paribas USA, Inc., known as Paribas North America, Inc. (“PNA”) prior to January 1, 2016, files a consolidated U.S. federal income tax return on behalf of itself and all of its domestic subsidiaries.  Combined or consolidated returns, as permitted or required, are also filed in various states, including New York, Hawaii and California. This Agreement for Allocation and Settlement of Income Tax Liabilities (this “Agreement”), effective as of July 1, 2016, specifies the policy and procedure for allocating the liability for federal and state income taxes(1) among the domestic branches and agencies of BNP Paribas, a corporation organized and domiciled in the French Republic (“BNPP”), BNP Paribas Fortis and its subsidiaries, a corporation organized and domiciled in the Constitutional Monarchy of Belgium (“Fortis”), BNP Paribas USA, Inc. and its non-bank subsidiaries, a Delaware corporation (“BNPP USA”), BancWest Corporation, a Delaware corporation (“BWC”), BancWest Holding, Inc. and its non-bank subsidiaries, a Delaware corporation (“BWHI”), Bank of the West and its subsidiaries, a California state-chartered bank (“BOW”), First Hawaiian, Inc. and its non-bank subsidiaries, a Delaware corporation (“FHI”), and First Hawaiian Bank and its subsidiaries, a Hawaii state-chartered bank (“FHB”).

This Agreement is intended to comply with, to conform to the requirements of, and be interpreted in accordance with the federal and state regulatory tax sharing guidelines outlined in the Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure, dated November 5, 1998 and the Addendum to Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure, dated June 19, 2014 (collectively, “Interagency Policy Statement”; (see Appendix A-1)) and the Instructions for Preparation of Consolidated Reports of Condition and Income (FFIEC 031 and 041). It is intended that FHB, BOW and all other banks which are or become Members (as defined herein) of the affiliated group pay no more than their respective separate company shares of the BNPP USA consolidated group’s tax liability and receive appropriate payments for tax losses and other tax benefits which they may generate.

Specifically the Interagency Policy Statement states:

The Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision (the Agencies) are issuing this policy statement to provide guidance to banking organizations and savings associations regarding the allocation and payment of taxes among a holding company and its subsidiaries. A holding company and its depository institution subsidiaries will often file a consolidated group income tax return. However, each depository institution is viewed as, and reports as, a separate legal and accounting entity for regulatory purposes. Accordingly, each depository institution’s applicable income taxes, reflecting either an expense or benefit, should be recorded as if the institution had filed on a separate entity basis. Furthermore, the amount and timing of payments or refunds should be no less favorable to the subsidiary than if it were a separate taxpayer. Any practice that is not consistent with this

(1)  As used in this Agreement, the term ‘income tax(es)’ includes any tax(es) based on income, including the Hawaii franchise tax on banks and financial corporations and the California franchise tax.  In addition, the term ‘state’ includes localities, including but not limited to: New York City, Oregon’s City of Portland and Multnomah County.

policy statement may be viewed as an unsafe and unsound practice prompting either informal or formal corrective action.

The parties hereto intend that this Agreement shall conform to the requirements of and be interpreted in accordance with the requirements of the Interagency Policy Statement.

In addition, the parties acknowledge the requirements of Regulation W of the Federal Reserve Board (“Regulation W”), including without limitation, the requirement that this Agreement and any policies related hereto must be on terms and under circumstances that are substantially the same, or at least as favorable to BOW and FHB, as comparable transactions involving non-affiliated companies or, in the absence of comparable transactions, on terms and circumstances that would in good faith be offered to non-affiliated companies.  The parties hereto intend that this Agreement shall conform to the requirements of and be interpreted in accordance with the requirements of Regulation W.

This Agreement replaces all previous tax allocation and sharing agreements BNPP USA or any of the Subsidiaries may have been a party to with the exception (subject to Section 15(a) of this Agreement) of the TAX SHARING AGREEMENT BY AND AMONG BNP PARIBAS S.A., BANCWEST CORPORATION (TO BE RENAMED FIRST HAWAIIAN, INC.) AND BANCWEST HOLDING INC., dated as of April 1, 2016 (the “Tax Sharing Agreement”). (See Appendix A-2)

Definitions and References

For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the following respective meanings:

“BNPP” has the meaning set forth in the preamble.

“BNP PNA” shall mean BNP Paribas North America, Inc.

“BNPP USA Group” shall mean BNPP USA and all of its subsidiaries and affiliates as included in a tax return determined by the taxing jurisdiction’s law, regulations and rules.

“BNPP RCC” shall mean BNP Paribas RCC, Inc.

“BNPP USA” has the meaning set forth in the preamble.

“BOW” has the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the States of New York, California or Hawaii.

“BWC” has the meaning set forth in the preamble.

“BWHI” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined or State Groups” means BNPP USA and all of its subsidiaries and affiliates (such as BNPP and Fortis as defined in the Preamble) which, from time to time, may be included in any state income tax return filed by BNPP USA in accordance with state or local law.

“Consolidated Group” means BNPP USA and all of its subsidiaries which, from time to time, may be included in any (i) federal income tax return filed by BNPP USA in accordance with sections 1501 and 1502 of the Code or (ii) Other Return.

“Consolidated Return” means any consolidated federal income tax return or Other Return filed by BNPP USA whether before or after the date hereof, which includes one or more Members of the BNPP USA Group in a consolidated, combined or unitary group of which BNPP USA is the common parent.

“Consolidated Return Year” means any period during which BNPP USA files a consolidated federal income tax return or Other Return that includes one or more Members of the BNPP USA Group in a consolidated, combined or unitary group of which BNPP USA Inc. is a common parent.

“Consolidated Taxable Income” is the taxable income of the Consolidated Group as computed for federal or state income tax purposes.

“Consolidated Tax Liability” means, with reference to any taxable period, the consolidated, combined or unitary tax liability (including any interest, additions to tax and penalties) of the Consolidated Group for such taxable period (including the consolidated federal income tax liability and other consolidated, combined or unitary liability for Other Taxes).

“Corporate Tax Department(s)” means the Corporate Tax Department(s) of BNPP USA, BNPP RCC, BNP PNA, BOW or FHB or a combination thereof.

“Corporate Taxable Income” means the income or loss of a Member company for a tax year computed as though such company had filed a separate return on the same basis as used in the Consolidated Return, except that dividend income from associated companies shall be disregarded, and other intercompany transactions eliminated in the Consolidated Return shall be given appropriate effect.

“FHB” has the meaning set forth in the preamble.

“Federal Consolidated Group” means BNPP USA and all of its subsidiaries which, from time to time, may be included in any federal income tax return filed by BNPP USA in accordance with sections 1501 and 1502 of the Code.

“FHI” has the meaning set forth in the preamble.

“Fortis” has the meaning set forth in the preamble.

“IDI” means an insured depository institution.  Both BOW and FHB are each considered an IDI.

“Member” means any corporation included in a federal or state consolidated or combined return that includes BNPP USA, BNPP and Fortis.

“Other Return” means any consolidated, combined or unitary return of Other Taxes filed by BNPP USA or another Member of the BNPP USA Group, whether before or after the date hereof, which covers the operations of one or more Members of the BNPP USA Group.

“Other Taxes” means any taxes (including any interest and penalties) payable by BNPP USA or another Member of the BNPP USA Group to the government of any state, municipal or other political subdivision, including all agencies and instrumentalities of such government.

“Person” means any individual, partnership, firm, corporation, limited liability company, joint stock company, unincorporated association, joint venture, trust or other entity.

“Regulations” means the Treasury Regulations promulgated under the Code.

“Separate Return Tax” means the tax on the Corporate Taxable Income of a corporation or other entity which is a Member computed for purposes of this Agreement as though such company were not a Member of a consolidated group.

“Subsidiaries” shall mean all of the direct and indirect subsidiaries of BNPP USA as the same may exist from time to time during the effectiveness of this Agreement.

“Tax Benefit Items” means losses, credits or other items that reduces the tax liability of the Federal Consolidated Group or a State Group.

References Etc. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined herein in the singular shall have the same meanings in the plural and vice versa. All references herein to any Person includes such Person’s successors and assigns. All references herein to Sections and paragraphs shall, unless the context requires a different construction, be deemed to be references to Sections and paragraphs of this Agreement. In this Agreement, unless a clear contrary intention appears, the word “including” (and with correlative meaning “include”) means “including but not limited to.”

Each corporation or other entity included in any federal or state consolidated or combined income tax return (hereinafter referred to as a “Member” as defined above) shall be allocated pertinent income taxes in the manner described below:

1.   Allocation of Federal Income Tax

BNPP USA shall be responsible for ensuring the timely payment of all federal income taxes of the BNPP USA consolidated group.  The burden of said taxes shall be allocated among the Members of the BNPP USA consolidated group in accordance with this Agreement, with appropriate payments being made by or to Members for their allocable share of consolidated taxes.  The aim of this Agreement is to allocate the consolidated tax liability among the Members of the BNPP USA consolidated group as if they had filed on a separate return basis and to provide compensation to any Member which produces tax benefits which are utilized by other Members of the BNPP USA consolidated group.

The general rules for allocating federal income tax burdens and benefits among the Members of the BNPP USA consolidated group shall be as follows:

(a)                                 Except as otherwise provided in this Agreement, a Member’s allocable share of the tax liability of the BNPP USA consolidated group for each year shall be an amount equal to the consolidated tax liability of the group multiplied by a fraction, the numerator of which is the separate return tax liability of such Member and the denominator of which is the aggregate of the “separate return tax liabilities” of all the Members.  For this purpose, the ‘separate return tax liability’ of a Member is its tax liability computed as if it had filed a separate return for the year (with such adjustments as prescribed in Section 1.1552-1(a)(2)(ii) of the Income Tax Regulations and any adjustments prescribed in this Agreement).

(b)                                 Notwithstanding paragraph (a) above, an additional amount of tax shall be allocated to each Member equal to the excess, if any, of (1) the separate return tax liability of such Member for the taxable year (computed in the manner prescribed in paragraph (a)), over (2) the amount of the tax liability allocated to the Member in accordance with paragraph (a).

(c)                                  The total of all additional amounts of tax allocated to particular Members pursuant to paragraph (b) above shall be credited to the Members which generated losses, credits or other items (“tax benefit items”) giving rise to such additional amounts of tax pursuant to a consistent method that fairly reflects the respective tax benefit items of such Members.

(d)                                 It is intended that the following results should be obtained consistent with the foregoing principles:

(1)                                 A Member of the BNPP USA consolidated group will make payments each year based on the taxes which the Member would pay if it were filing its federal income tax return on a separate return basis.

(2)                                 A Member of the BNPP USA consolidated group will receive payments for any tax benefit items generated by the Member in the current year, as computed on a separate return basis, which are utilized to reduce the consolidated tax liability of the BNPP USA consolidated group or produce a tax refund for the current year.

(3)                                 A Member of the BNPP USA consolidated group will receive payments for tax benefit items carried forward to the current year (and for which the Member has not previously received payments) to the extent such tax benefit items are utilized to reduce the tax liability of the BNPP USA consolidated group for the current year.

(4)                                 If tax benefit items arising in the current period result in a carryback of such tax benefit items on a consolidated basis or produce a tax refund for a prior year, the allocation of taxes for all previous periods affected by such carryback shall be recomputed (in accordance with paragraphs (a) through (c) above) to reflect the utilization of the tax benefit items in the previous periods.

(5)                                 If tax benefit items arising in the current year are generated by more than one Member of the consolidated group, and only a portion of such tax benefit items is utilized to reduce the consolidated tax liability of the BNPP USA consolidated group, the amount of such tax benefit items utilized will be attributed to each generating Member on a pro rata basis. For purposes of tax benefits created by Net Operating Losses (“NOL”), the benefit ratio will be allocated based on the entities share of NOLs with the overall consolidated or combined group’s NOL Benefits related to credits will be determined pro-rata based on the priority of the credits and pursuant to Section 1(c).

2.   Controlled Group Tax Benefits

Notwithstanding the foregoing, controlled group tax benefits (including apportionment of rate brackets, the minimum tax exemption and other similar items) shall be determined on a BNPP USA consolidated basis.  These controlled group tax benefits shall be allocated among the Members of the BNPP USA consolidated group on an equitable and consistent basis if such items are utilized on BNPP USA’s consolidated Federal return or combined unitary state returns.

3.   Alternative Minimum Tax and Minimum Tax Credits

(a)                                 Notwithstanding the foregoing, alternative minimum tax (“AMT”), as determined on a BNPP USA consolidated basis, shall be allocated among the Members of the BNPP USA consolidated group on an equitable and consistent basis based upon each Member’s tax preferences, AMT adjustments and other items resulting in AMT.  AMT shall not be allocated to Members who do not have any tax preferences, positive AMT adjustments or other items resulting in AMT.  The total amount of AMT allocated to the Members shall not exceed the BNPP USA group’s consolidated AMT incurred in any tax year.

(b)                                 Utilization of a Minimum Tax Credit (“MTC”), as determined on a BNPP USA consolidated basis, resulting from consolidated AMT incurred in an earlier year shall be allocated among the Members of the BNPP USA consolidated group on an equitable and consistent basis based upon the amount of AMT previously allocated to each Member in such earlier year.  The total amount of MTC allocated to the Members shall not exceed the BNPP USA group’s consolidated MTC claimed in any tax year.

4.   State Income Taxes

(a)                                      BNPP USA shall be responsible for ensuring the timely payment of all consolidated or combined state income taxes of the BNPP USA consolidated or combined group.  The burden of said taxes shall be allocated among the Members of the BNPP USA consolidated or combined group in accordance with this Agreement, with appropriate payments being made by or to Members for their allocable share of consolidated or combined state taxes.  The goals of this Agreement are: (1) to allocate the consolidated or combined state tax liability or benefit among the Members of the BNPP USA consolidated or combined group based on the taxable income or loss for each entity, computed as if such Member filed a separate tax return but utilizing group tax return apportionment factors which are in effect for the subject consolidated or combined group of corporations; and (2) to provide compensation to any Member which produces tax benefits which are utilized by other Members of the BNPP USA consolidated or combined group.  The applicable principles set forth in all other sections of this Agreement, along with Section 4, shall be applied for the allocation and settlement of state income taxes with appropriate modifications, as determined by the Corporate Tax Department(s), to account for differences in the tax laws of the United States and individual states and localities.

(b)                                      The purpose of tax based on capital in both New York State (“NYS”) and New York City (“NYC”) is to tax corporations doing business in New York if the tax calculated on net income after the use of loss carry forwards, is less than the tax calculated on capital in the jurisdiction.  Since this tax is specifically linked to the business performed in New York and the capital required to conduct such business, for both NYS and NYC purposes, each entity that is part of the combined filing will be allocated a share of capital tax based on each Member’s capital and stand-alone apportionment to the jurisdiction.  If an entity does not have apportionment to NYS or NYC, such entity will not be allocated a share of NYS or NYC capital tax.  Please see allocation example in Appendix A-3

(c)                                       As a general rule, the amount of the consolidated or combined tax liability in a particular state shall be allocated among the profitable Members of a combined or consolidated group based on the relative amounts of their deemed taxable income in that state.  For this purpose, each Member of the BNPP USA group included in the filing of a consolidated or combined return in a particular state shall generally be treated as having deemed taxable income in that state which that Member would be required to report if the Member were filing a separate income or franchise tax return for that state, but utilizing the group’s tax return apportionment factors which are in effect for the subject consolidated or combined group of corporations (rather than the Member’s individual factors).  Appropriate payments shall be made to Members generating tax benefit items that reduce the consolidated or combined tax liability of the group as outlined in this Section 4 and in particular 4(f) below.

(d)                                      If a Member of the BNPP USA affiliated group, other than BNPP USA, is the common parent of a consolidated or combined group filing in a particular state, all allocations and settlement payments with respect to pertinent state income taxes shall be made between the particular Members of such consolidated or combined sub group in accordance with the principles of this Agreement.

(e)                                       In the event that the filing of a consolidated or combined return in a particular state is optional and not mandatory, the Corporate Tax Department(s), in its sole discretion, will make the determination of whether to file a consolidated or combined return based on the impact to the consolidated or combined group as a whole, regardless of the impact to individual Members.

(f)                                        If tax benefit items arising in the current year are generated by more than one Member of the consolidated or combined group, and only a portion of such tax benefit items is utilized to reduce the consolidated or combined tax liability of the BNPP USA group, the amount of such tax benefit items utilized will be attributed to each generating Member on a pro rata basis (based on each Member’s taxable loss). Compensation for the tax benefit from the profitable Members will be based on their individual entities’ utilization of the loss, using the group tax return apportionment.

(g)                                       For administrative convenience, designated agent entities may be designated as paying/receiving agents on behalf of the unitary group or unitary subgroups like BWHI and its subsidiaries and FHI and its subsidiaries. IDI’s with their Bank Holding Companies can elect to be treated as one designated subgroup for this purpose.

(h)                                      See also Appendix A-3 for illustration of the intent and application of Section 4.

5.             Measurement of Current and Deferred Income Taxes

(a)                                 U.S. Generally Accepted Accounting Principles, Instructions for Preparation of Consolidated Reports of Condition and Income (FFIEC 031 and 041), and other guidance issued by the federal banking agencies require IDIs to provide for their current tax liability or benefit. IDIs also must provide for deferred income taxes resulting from any temporary differences and tax carryforwards.

(b)                                 When the depository IDI Members of a consolidated group prepare separate regulatory reports, each subsidiary IDI and entity should record current and deferred taxes as if it files its tax returns on a separate entity basis, regardless of the consolidated group’s tax paying or refund status. Certain adjustments for statutory tax considerations that arise in a consolidated return, e.g., application of graduated tax rates, may be made to the separate entity calculation as long as they are made on a consistent and equitable basis among the holding company affiliates.

(c)                                  In addition, when an organization’s consolidated income tax obligation arising from the alternative minimum tax (AMT) exceeds its regular tax on a consolidated basis, the excess should be consistently and equitably allocated among the Members of the consolidated group. The allocation method should be based upon the portion of tax preferences, adjustments, and other items generated by each group Member who causes the AMT to be applicable at the consolidated level.

6.             Tax Settlement Payments

Tax settlement payments between Members of the BNPP USA consolidated and/or combined group (based on the allocation rules set forth above) shall be made in the following manner:

(a)                                 Each Member shall pay to BNPP USA (or its designated agent as outlined in 6(d), the amount of the Member’s share of any estimated tax liabilities (in excess of any prior estimated tax or other payments made by the Member for the taxable year), if any, within five Business Days after the respective estimated tax due dates.  With respect to any jurisdictions having due dates other than the standard fifteenth of April, June, September and December, the estimated tax due dates with respect to such jurisdictions shall be deemed for this purpose to occur on the nearest standard estimated tax due date.

(b)                                 Each Member shall pay to BNPP USA any additional taxes allocated to the Member with respect to a particular taxable year (in excess of any prior estimated tax or other payments made by the Member for such taxable year), if any, within five Business Days after the original due date of the pertinent return(s) for such taxable year.  In addition, to the extent a return for any jurisdiction is extended and not filed by the original due date of such return, each Member shall pay to BNPP USA a final settlement of any additional taxes allocated to the Member for the taxable year (in excess of any prior estimated tax, extension or other payments made by the Member for such taxable year) within five Business Days after the extended due date of the pertinent return(s) for such taxable year.  With respect to any jurisdictions having original return due dates other than the standard fifteenth of March or April and extended return due dates other than the standard fifteenth of September or October, the original (or extended) return due dates with respect to such jurisdictions shall be deemed for this purpose to occur on the nearest standard original (or extended) return due date.

(c)                                  Each Member shall receive from BNPP USA(or its designated agent as outlined in 6(d), the amount, if any, of the Member’s share of refunds to which it is entitled under the tax allocation provisions of this Agreement (after taking into account any prior estimated tax, extension or other payments and/or refunds made or received by the Member) within five Business Days after an estimated tax due date and within five Business Days after the original (and, if applicable, extended) due date of a particular tax return.  The provisions regarding non-standard due dates specified in paragraphs (a) and (b) above also apply to this paragraph (c).

(d)                                 BNPP USA shall be responsible for ensuring that all federal and state consolidated or combined income tax payments are timely paid to the taxing authorities.  However, BNPP USA may delegate the actual payment of said taxes to one of its Subsidiaries.  Paragraphs (a) through (c) above are applicable if the actual payment to the taxing authorities is made by BNPP USA.  If payment to the taxing authorities is made by a subsidiary, paragraphs (a) through (c) above shall apply, but with the following modifications:

(1)                                 settlement payments from or to each Member (including BNPP USA) shall be made to or received from the Subsidiary instead of BNPP USA, and

(2)                                 such settlement payments shall be made on or before the applicable due date instead of five Business Days after the due date. Payments received after the applicable due date will follow procedures under Section 11.

(e)                                  As a result of the foregoing, it is intended that six settlement payments of a recurring nature will be made throughout a year within five Business Days (or prior to the applicable due date, if applicable, pursuant to paragraph (d)) of the following dates:  March 15th (federal and certain state extensions), April 15th (federal and state 1st quarter estimates and remaining state extensions), June 15th (federal and state 2nd quarter estimates), September 15th (federal and state 3rd quarter estimates and the federal return), October 15th (state returns) and December 15th (federal and state 4th quarter estimates).

(f)                                   Notwithstanding the foregoing rules and with the exception of the IDIs, and for administrative convenience, settlement of various state estimates, extension and/or return liabilities may be accelerated or delayed at the sole discretion of the Corporate Tax Department(s) so that the timing of such settlement will coincide with a required settlement of federal and/or other state tax liabilities.  In no event shall settlement of such state liabilities be delayed until after the latest date specified in paragraphs (a) through (e) above.

(g)                                  Tax payments from an IDI to BNPP USA are not intended to exceed the amount the IDI has properly recorded for financial reporting purposes as its current tax expense on a separate entity basis. Furthermore, such payments, including estimated tax payments, generally should not be made before the IDI would have been obligated to pay the taxing authority had it filed as a separate entity. Payments made in advance may be considered extensions of credit from the subsidiary to the parent and may be subject to affiliate transaction rules, i.e., Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board thereunder.

(h)                                 An IDI may not pay its deferred tax liabilities or the deferred portion of its applicable income taxes to the parent or any other affiliated company. The deferred tax account is not a tax liability required to be paid in the current reporting period. As a result, the payment of deferred income taxes by an IDI to its holding company is considered a dividend subject to dividend restrictions, not the extinguishment of a liability. Furthermore, such payments may constitute an unsafe and unsound banking practice.

(i)                                     Except as provided in paragraphs (e) through (h) above and paragraph (j) below, no Members shall be required to make a payment or be entitled to receive a payment prior to the date the tax is actually paid to the taxing authority (or, in the event no tax is paid to the taxing authority, the date such tax would have been due).

(j)                                    The Hawaii franchise tax on banks and financial corporations for a particular taxable year may be paid to the State of Hawaii in monthly installments beginning in January of the following year.

(k)                                 When alternate methods are available for determining the liability to be paid to a taxing authority, each Member’s share of such liability (as provided above) will be determined in a manner consistent with the method used for calculating the required payment to the taxing authority.  For example, if an estimated tax liability to a state is based on a prior-year tax exception, a Member’s share of such liability will be determined using the prior-year tax exception, even though the annualization method may be more beneficial to that particular Member.  In determining the appropriate method to use, the Corporate Tax Department(s), in its sole discretion, will make such determination based on the impact to the consolidated or combined group as a whole, regardless of the impact to individual Members.

(l)                                     The Corporate Tax Department(s), in its sole discretion, for administrative convenience or at the request of a ‘principal entity’, may allocate any payment due from a Member (other than a principal entity Member) to such Member’s principal entity parent, provided that such treatment with respect to the Member is consistently applied.  ‘Principal entities’ are BNPP USA, FHB, BOW and all other IDIs which are or become Members of the BNPP USA affiliated group.  A Member’s principal entity parent is the principal entity that most directly owns (either directly or indirectly) a majority of the stock of such Member.  For example, if Holding Company A owns Bank B and Bank B owns Sub 1 and Sub 1 owns Sub 2, Bank B is the principal entity parent of both Sub 1 and Sub 2.  If the provisions of this paragraph (l) are applied, the Corporate Tax Department(s) will, upon request, provide the information necessary so that the principal entity can itself settle tax liabilities with its subsidiary(ies) if it so desires.

(m)                             For purposes of determining settlement payments between Members of the BNPP USA affiliated group, overpayments of tax made by the group shall be allocated as follows:

(1)                                 Overpayments of tax, which will be refunded from a taxing authority, shall be allocated entirely to the entity that will receive such refund.

(2)                                 Overpayments of tax which will not be refunded from a taxing authority (including overpayments to be credited to a succeeding year and estimated tax or extension payments) shall be allocated to each principal entity (as defined in paragraph (l) above) based on the ratio of each principal entity’s tax liability (or other reasonable measure) to the total of all principal entities’ tax liability (or other reasonable measure).  In determining a principal entity’s tax liability (or other reasonable measure) for this purpose, subsidiaries of such principal entity (other than other principal entities), as well as the principal entity itself, shall be considered.

7.                                      Tax Refunds From BNPP USA or its designated agent

(a)                                       An IDI incurring a loss for tax purposes should record a current income tax benefit and receive a refund from its parent in an amount no less than the amount the IDI would have been entitled to receive as a separate entity. The refund should be made to the IDI within a reasonable period following the date the IDI would have filed its own return, regardless of whether the consolidated group is receiving a refund. If a refund is not made to the IDI within this period, the IDI’s primary federal regulator may consider the receivable as either an extension of credit or a dividend from the subsidiary to the parent. BNPP USA may reimburse an IDI more than the refund amount it is due on a separate entity basis. Provided the IDI will not later be required to repay this excess amount to the parent, the additional funds received should be reported as a capital contribution.

(b)                                       If the IDI, as a separate entity, would not be entitled to a current refund because it has no carryback benefits available on a separate entity basis, its holding company may still be able to utilize the IDI’s tax loss to reduce the consolidated group’s current tax liability. In this situation, the holding company may reimburse the IDI for the use of the tax loss. If the reimbursement will be made on a timely basis, the IDI should reflect the tax benefit of the loss in the current portion of its applicable income taxes in the period the loss is incurred. Otherwise, the IDI should not recognize the tax benefit in the current portion of its applicable income taxes in the loss year. Rather, the tax loss represents a loss carryforward, the benefit of which is recognized as a deferred tax asset, net of any valuation allowance.

(c)                                        Regardless of the treatment of an IDI’s tax loss for regulatory reporting and supervisory purposes, a BNPP USA entity that receives a tax refund from a taxing authority obtains these funds as agent for the consolidated group on behalf of the group Members entitled thereto. Accordingly, an organization’s other corporate policies shall not purport to characterize refunds attributable to a subsidiary depository IDI that the parent receives from a taxing authority as the property of the parent.

(d)                                       BNPP USA (or its designated agent) is an agent for the Members of the BNPP USA Group with respect to all matters related to the consolidated and combined unitary tax returns and refund claims, and nothing in this agreement shall be construed to alter or modify this agency relationship. If BNPP USA (or its designated agent) receives a tax refund from a taxing authority, these funds are obtained as agent for the Members entitled thereto.  Any tax refund attributable to income earned, taxes paid, and losses incurred by such Members is the property of and owned by the Members entitled thereto, and shall be held in trust by BNPP USA (or its designated agent) for the benefit of the Members. BNPP USA (or its designated agent) shall forward promptly the amounts held in trust to the Members entitled thereto pursuant to this Agreement.  Nothing in this Agreement is intended to be or should be construed to provide BNPP USA (or its designated agent) with an ownership interest in a tax refund that is attributable to income earned, taxes paid, and losses incurred by such Members. BNPP USA (or its designated agent) hereby agrees that this Tax Sharing Agreement does not give it an ownership interest in a tax refund generated by the tax attributes of such Members.

8.                                      Income Tax Forgiveness Transactions

(a)                                 BNPP USA may require a subsidiary IDI to pay it less than the full amount of the current income tax liability that the IDI calculated on a separate entity basis. Provided BNPP USA will not later require the IDI to pay the remainder of the current tax liability, the amount of this unremitted liability may be accounted for as having been paid with a simultaneous capital contribution by the BNPP USA to the subsidiary.

(b)                                 BNPP USA cannot make a capital contribution to a subsidiary IDI by “forgiving” some or all of the subsidiary IDI’s deferred tax liability. Transactions in which a parent “forgives” any portion of a subsidiary IDI’s deferred tax liability should not be reflected in the IDI’s regulatory reports. These transactions lack economic substance because BNPP USA cannot legally relieve the IDI of a potential future obligation to the taxing authorities. Although the IDIs have no direct obligation to remit tax payments to the taxing authorities, these authorities can collect some or all of a group liability from any of the group Members if tax payments are not made when due.

9.                                      Subsequent Return Adjustments

(a)                                 In the event that any federal or state consolidated or combined returns of the BNPP USA affiliated group are amended or adjusted (whether by reason of the filing of an amended return or claim for refund, adjustment pursuant to an audit or challenge from a taxing authority, voluntary payment to limit the accrual of interest on audit issues or otherwise) (“subsequent return adjustments”), the tax liability of each Member shall be re-determined and adjusted on a basis consistent with Section 1 though Section 8.

(b)                                 To the extent the amended or adjusted tax arising from subsequent return adjustments is attributable to a tax year preceding the effective date of this Agreement, the redetermination referred to in paragraph (a) should be calculated based on the Agreement in effect for such tax year; provided, however, in the event this sentence conflicts with any provision of the Tax Sharing Agreement, the Tax Sharing Agreement controls.

(c)                                  To the extent the amended or adjusted tax arising from subsequent return adjustments is attributable to an entity which is no longer a Member of the BNPP USA affiliated group (“ex-Member”), due to a sale, liquidation, or dissolution, and the BNPP USA affiliated group has no recourse in which to recoup that ex-Member entity’s allocable share of the subsequent return adjustments, the subsequent return adjustments as re-determined and adjusted on a basis consistent with Sections 1 through 8, will be absorbed by its last Historical Parent, or its designated agent, who cannot be an IDI, whichever is applicable.

(d)                                 With respect to subsequent return adjustments initiated by the BNPP USA affiliated group, settlement payments between Members of the BNPP USA group reflecting the amendments or adjustments shall be made within ten Business Days after payment is made to the taxing authority or within ten Business Days after a refund is received from the taxing authority, whichever is applicable; provided, however, that if an IDI has been designated by BNPP USA as its agent to make payments to the taxing authorities, settlement payments shall be due on or before the applicable due date in accordance with Section 6(d)(2) to the agent making payment to the taxing authorities.

(e)                                  With respect to subsequent return adjustments initiated by a taxing authority, settlement payments between Members of the BNPP USA group reflecting the amendments or adjustments shall be made within five Business Days after a tax payment is made pursuant to a settlement (evidenced in writing or by the payment of taxes) which is entered into with the taxing authority or pursuant to a decision of a court having jurisdiction in the matter which becomes final and is not subject to appeal or within ten Business Days after a refund is received from the taxing authority, whichever is applicable. Provided however, that if an IDI has been designated by BNPP USA as its agent to make payments to the taxing authorities, settlement payments shall be due on or prior to the agent making payment to the taxing authorities.

(f)                                   All payments and requests for payment or remittances under this Section 9 shall be accompanied by a calculation setting forth in reasonable detail the basis for the amount paid or requested.

10.   Interest and Penalties

(a)                                 If interest and/or penalties are imposed (or if interest is received) with respect to a consolidated or combined return of the BNPP USA group, the payment (or refund) of such interest and/or penalties shall be allocated to the Member(s) to which such interest and/or penalties are attributable.  If it cannot be determined to which Member(s) the interest and/or penalties are attributable, such interest and/or penalties will be allocated to all Members using an equitable method that is fairly and consistently applied prorata on the same approach as the re-determined tax in Section 9 is calculated.

(b)                                 If penalties are imposed with respect to a consolidated or combined return of the BNPP USA group, the payment of such penalties shall be allocated to the Member(s) for whom the underlying tax or subsequent return adjustment producing the penalties is attributable.  This penalty allocation is imposed on the entity(ies) identified by the tax authority as producing the additional tax.  The penalty allocation is not based on the re-determined tax as allocated in Section 9.

(c)                                  Settlement payments between Members of the BNPP USA group reflecting the interest and/or penalties shall be made within five Business Days after payment of such interest and/or penalties to the taxing authority or within five Business Days after the interest is received from the taxing authority, whichever is applicable. Provided however, that if an IDI has been designated by BNPP USA as its agent to make payments to the taxing authorities, settlement payments shall be due prior to the agent making payment to the taxing authorities.

11.   Billing

The Corporate Tax Department(s) shall calculate the intercompany tax settlements pursuant to this Agreement and provide written notification of the payments due from or payments and refunds due to each Member at the respective dates for payment hereunder.  As provided herein, payments of income taxes, interest and penalties between BNPP USA and other Members of its affiliated group are payable by certain prescribed dates.  If payment is not made by the date prescribed by the Corporate Tax Department(s) pursuant to this Agreement, interest shall be charged from such date to the date of payment.  Interest shall accrue on the late payment at the same rate used by the Internal Revenue Service on late payments during such period.

In addition, when an IDI has been designated by BNPP USA as its agent to make payments to the taxing authorities and settlement payments have not been made to the IDI on or before the applicable due date in accordance with Section 6(d)(2), the outstanding settlement amounts would then constitute an extension of credit and procedures will be implemented to ensure sufficient collateral as required by Regulation W is maintained by BNPP USA with the IDI to secure any such extensions of credit by the IDI.

12.   Earnings and Profits

For purposes of determining earnings and profits (“E&P”) of each Member of the BNPP USA affiliated group, the method for allocation of taxes set forth in Sections 1.1552-1(a)(2) and 1.1502-33(d)(2)(ii) of the Income Tax Regulations shall be applied.  In the event the consent of the Commissioner of Internal Revenue is obtained (if required), a different method of allocating taxes for purposes of determining E&P may be applied in the Corporate Tax Department’s discretion.

13.  Procedural Matters

(a)                                 BNPP USA shall authorize the Corporate Tax Department(s) as provided in Sections 13(b) and (c) to prepare and file all consolidated and combined returns and any other income tax returns, documents or statements required to be filed with applicable federal and state taxing authorities with respect to BNPP USA and the other Members of its affiliated group (except as otherwise required by applicable law).

(b)                                 BNPP USA shall authorize the BNPP RCC, BNP PNA, FHB and BOW Corporate Tax Department(s) to prepare and file all federal consolidated returns and documents or statements required to be filed with applicable federal taxing authority with respect to BNPP USA and the other Members of its affiliated group (except as otherwise required by applicable law).  In their sole discretion, BNPP USA, BWHI, BOW and FHB and the BNPP RCC, BNP PNA, FHB and BOW U.S. Corporate Tax Departments, in consultation, shall have the right to:

(1) Determine:

(A)                            The manner in which such returns, documents or statements are prepared and filed including, without limitation, the manner in which any item of income, gain, loss, deduction or credit will be reported;

(B)                            The manner in which the consolidated tax liability will be allocated for the purposes of determining the E&P of each Member, provided that such allocation is consistent with the provisions of Section 12 above;

(C)                            Whether any extensions will be requested;

(D)                            The elections to be made by any Member included in BNPP USA’s consolidated Federal returns; and

(E)                             The resolution of any other matters involved in the preparation and filing of federal and estimated tax payments.

(2)                              Contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of consolidated Federal returns by the pertinent taxing authorities;

(3)                              File, prosecute, compromise or settle any claims for refund;

(4)                              Determine whether any overpayments of tax by BNPP USA and Members of its affiliated group are received by way of refund or credited against the tax liability of the group in a succeeding year;

(5)                                 Adopt appropriate interpretations of this Agreement from time to time consistent with the purpose of this Agreement to provide for an equitable allocation of tax liability and benefits among the Members of the BNPP USA affiliated group.

(c)                                  BNPP USA and BWHI shall authorize the BNPP RCC, BNP PNA, FHB and BOW Corporate Tax Department to prepare and file all unitary state income tax returns of the Unitary Group and any other returns, documents or statements required to be filed as part of such Unitary Group Returns. In their sole discretion, BNPP USA, BWHI, BOW, FHB and the BNPP RCC, BNP PNA, FHB and BOW U.S. Corporate Tax Departments, in consultation, shall have the right to:

(1) Determine:

(A) The manner in which such returns, documents or statements are prepared and filed including, without limitation, the manner in which any item of income, gain, loss, deduction or credit will be reported.

(i) In the event the filing of a Unitary Group Return in a particular state is optional and not mandatory under that state’s laws and regulations, the BNPP RCC, BNP PNA and BOW U.S. Corporate Tax Departments, in consultation and in their sole discretion, will determine whether to file a Unitary Group Return based on the impact to the Unitary Group as a whole, regardless of the impact to the respective Parents.

(B) The manner in which the unitary state tax liability will be allocated for purposes of determining the E&P of each Member of the Unitary Group, provided that such allocation is consistent with the provisions of Section 12 above.

(C) Whether any extensions will be requested.

(D) The elections to be made by any Member of the Unitary Group.

(E) The resolution of any other matters involved in the preparation and filing of Unitary Group Returns.

(2)                   Contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of Unitary Group Returns by the pertinent taxing authorities.

(3)                   File, prosecute, compromise or settle any claims for refund.

(4)                   Determine whether any overpayments of tax by the Unitary Group are received by way of refund or credited against the tax liability of the Unitary Group in a succeeding year.

(5)                   Adopt appropriate interpretations of this Agreement from time to time consistent with the purpose of this Agreement to provide for an equitable allocation of tax liability and benefits between the Parents.

(c)                                  Notwithstanding paragraph (a) of this Section 13, to the extent reasonably practicable, BNPP USA shall notify and discuss with each Subsidiary prior to the filing of any Consolidated Return any potential material differences in the information provided by such Subsidiary to be used in the preparation of Consolidated Return and the position BNPP USA intends to take on such Consolidated Return.  Not later than ten Business Days after filing a Consolidated Return, BNPP USA shall inform the Subsidiary in writing of any position taken on such Consolidated Return that is materially different from the information provided by the Subsidiary to be used in the preparation of such Consolidated Return.

(d)                                 Without limiting their rights and obligations, each Member of the BNPP USA affiliated group hereby irrevocably appoints BNPP USA or BWHI as it agent and attorney-in-fact to take such action (including the execution of documents) as BNPP USA may deem appropriate to effect the foregoing.

14.  Termination

(a)                                 With respect to any Member of the BNPP USA affiliated group, this Agreement shall terminate upon the occurrence of the following events:

(1)         BNPP USA and such Member agree, in writing, to terminate this Agreement; and either:

(2)         Such Member ceases to be included in any consolidated or combined return filing of the BNPP USA affiliated group; or

(3)         BNPP USA and its subsidiaries do not file any consolidated or combined returns for any tax year.

(b)                                 With respect to paragraphs (2) and (3) of paragraph (a) above, this Agreement will be reinstated if and when the Member subsequently is included in a consolidated, combined or unitary return filed by the BNPP USA affiliated group.

(c)                                  With respect to any Member, notwithstanding the termination of this Agreement, the provisions herein remain in effect for any tax year for which consolidated, combined or unitary returns have been filed which have included such Member.

(d)                                 Upon the departure of a Member from the BNPP USA consolidated, combined or unitary group, tax settlement payments shall be made pursuant to the terms of this Agreement for taxes, interest and penalties arising through the date of the departure.

15.               Miscellaneous Provisions

(a)                                 Integration.  This Agreement embodies the entire understanding and agreement of the corporations or other entities which are included in the BNPP USA federal consolidated and state consolidated or combined returns as of July 1, 2016 (and any corporations or other entities which subsequently become Members of the BNPP USA affiliated group) with respect to the taxable periods for which this Agreement is effective pursuant to Section 16 below.  This Agreement supersedes any and all prior agreements and understandings, oral or written, related to the subject matter hereof other than the Tax Sharing Agreement.  In the event of conflict between this Agreement and the Tax Sharing Agreement, provisions of the Tax Sharing Agreement, other than Section 9.2 therein, shall control; provided, however, that Section 2.3 of the Tax Sharing Agreement (and therefore the Tax Allocation Agreement’s (as such term is defined in the Tax Sharing Agreement)) shall control only with respect to the allocation of taxes arising as a result of or in connection with the Distribution (as such term is defined in the Tax Sharing Agreement).

(b)                                 To the extent the amended or adjusted tax arising from subsequent return adjustments is attributable to a tax year preceding the effective date of this Agreement, the redetermination referred to Section 9(a) should be calculated based on the Agreement in effect for such tax year; provided, however, in the event this sentence conflicts with any provision of the Tax Sharing Agreement, the Tax Sharing Agreement controls.

(c)                                  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of BNPP USA and the Subsidiaries, provided, however, that neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.  This Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and affiliates and is not intended to confer upon any other Persons rights or remedies hereunder.

(d)                                 Counterparts, Amendments. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement may be amended, modified or supplemented only by written agreement signed by all of the parties hereto.

(e)                                  Books and Records.  The books, accounts and records of BNPP USA and the Subsidiaries, BNPP and Fortis shall be maintained so as to provide clearly and accurately the information required for the implementation and operation of this Agreement.  Notwithstanding termination of this Agreement, all materials include, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the combined, consolidated or unitary tax returns shall be made available to BNPP USA and/or any Subsidiary during regular business hours.  Records will be retained by BNPP USA and by each Subsidiary, in a manner reasonably satisfactory to BNPP USA, and for such period of time as is adequate to comply with any audit request by the appropriate Federal, State or local taxing authority, and, in any event, to comply with any record retention agreement entered into by BNPP USA or any Subsidiary with such taxing authority or as otherwise required by law.

(f)                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York as to all matters, including matters of validity, construction, effect, performance and remedies, and without regard to conflict of laws principles.

(g)                                  Notices.  All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by e-mail with receipt confirmed, by courier, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or to such other address as any party hereto may have furnished to the other parties by notice in writing in accordance herewith): [addresses to come]

(h)                                 Payments.  Any payment that is required to be made pursuant to any provision of this Agreement by any party shall be made by wire transfer of immediately available funds.

(i)                                     Changed Circumstances.  If there is a change in the laws, regulations or operations, which causes the intent of the Parties not to be met or to the extent that the terms and conditions of this Agreement have been determined by the Corporate Tax Department(s), in consultation, to be contrary to the Interagency Policy Statement or Regulation W, the Parties will in good faith renegotiate the terms of this Agreement.

(j)                                    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

16.  Effective Date

This Agreement is effective with respect to the allocation and settlement of (i) federal income taxes for taxable periods ending after July 1, 2016, and (ii) state income taxes for taxable periods ending within or after 2016.

This Agreement replaces all previous tax allocation and sharing agreements BNPP USA or any of the Subsidiaries may have been a party to with the exception (subject to Section 15(a) of this Agreement) of the TAX SHARING AGREEMENT BY AND AMONG BNP PARIBAS S.A., BANCWEST CORPORATION (TO BE RENAMED FIRST HAWAIIAN, INC.) AND BANCWEST HOLDING INC., dated as of April 1, 2016. (See Appendix A-2)

For BNPP

By:	/s/ Bruno d’Illiers	Dated:	July 22, 2016

Name:	Bruno d’Illiers
Title:	Managing Director

By:	/s/ Wendy Gould	Dated:	July 15, 2016

Name:	Wendy Gould
Title:	Managing Director

For BNPP USA, Inc. and its non-bank Subsidiaries

By:	/s/ Bruno d’Illiers	Dated:	July 22, 2016

Name:	Bruno d’Illiers
Title:	Managing Director

By:	/s/ Phiroze Rao	Dated:	July 22, 2016

Name:	Phiroze Rao
Title:	Managing Director

For BNPP Fortis and its non-bank Subsidiaries

By:	/s/ Alfred M. Torres	Dated:	July 25, 2016

Name:	Alfred M. Torres
Title:	Managing Director

By:	/s/ John W. Benton	Dated:	July 25, 2016

Name:	John W. Benton
Title:	Senior Managing Director

For BancWest Corporation and its non-bank Subsidiaries

By:	/s/ Thibault Fulconis	Dated:	July 21, 2016

Name:	Thibault Fulconis
Title:	Vice Chairman

For BancWest Holding Inc. and its non-bank Subsidiaries

By:	/s/ Thibault Fulconis	Dated:	July 21, 2016

Name:	Thibault Fulconis
Title:	Vice Chairman

For Bank of the West and its Subsidiaries

By:	/s/ Thibault Fulconis	Dated:	July 21, 2016

Name:	Thibault Fulconis
Title:	Vice Chairman

For First Hawaiian Inc and its non-bank Subsidiaries

By:	/s/ Robert S. Harrison	Dated:	July 12, 2016

Name:	Robert S. Harrison
Title:	Chairman and Chief Executive Officer

For First Hawaiian Bank and its Subsidiaries

By:	/s/ Robert S. Harrison	Dated:	July 12, 2016

Name:	Robert S. Harrison
Title:	Chairman and Chief Executive Officer

Appendix A-1

INTERAGENCY POLICY STATEMENT ON INCOME TAX ALLOCATION IN A HOLDING COMPANY STRUCTURE

The Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision (the Agencies) are issuing this policy statement to provide guidance to banking organizations and savings associations regarding the allocation and payment of taxes among a holding company and its subsidiaries. A holding company and its depository institution subsidiaries will often file a consolidated group income tax return. However, each depository institution is viewed as, and reports as, a separate legal and accounting entity for regulatory purposes. Accordingly, each depository institution’s applicable income taxes, reflecting either an expense or benefit, should be recorded as if the institution had filed on a separate entity basis.(1) Furthermore, the amount and timing of payments or refunds should be no less favorable to the subsidiary than if it were a separate taxpayer. Any practice that is not consistent with this policy statement may be viewed as an unsafe and unsound practice prompting either informal or formal corrective action.

Tax Sharing Agreements

A holding company and its subsidiary institutions are encouraged to enter into a written, comprehensive tax allocation agreement tailored to their specific circumstances. The agreement should be approved by the respective boards of directors. Although each agreement will be different, tax allocation agreements usually address certain issues common to consolidated groups. Therefore, such an agreement should:

•  Require a subsidiary depository institution to compute its income taxes (both current and deferred) on a separate entity basis;

•  Discuss the amount and timing of the institution’s payments for current tax expense, including estimate tax payments;

•  Discuss reimbursements to an institution when it has a loss for tax purposes; and

•  Prohibit the payment or other transfer of deferred taxes by the institution to another member of the consolidated group.

Measurement of Current and Deferred Income Taxes

Generally accepted accounting principles, instructions for the preparation of both the Thrift Financial Report and the Reports of Condition and Income, and other guidance issued by the Agencies require depository institutions to provide for their current tax liability or benefit. Institutions also must provide for deferred income taxes resulting from any temporary differences and tax carryforwards.

When the depository institution members of a consolidated group prepare separate regulatory reports, each subsidiary institution should record current and deferred taxes as if it files its tax returns on a separate entity basis, regardless of the consolidated group’s tax paying or refund status. Certain adjustments for statutory tax considerations that arise in a consolidated return, e.g., application of graduated tax rates, may be made to the separate entity calculation as long as they are made on a consistent and equitable basis among the holding company affiliates.

In addition, when an organization’s consolidated income tax obligation arising from the alternative minimum tax (AMT) exceeds its regular tax on a consolidated basis, the excess should be consistently and equitably allocated among the members of the consolidated group. The allocation method should be based upon the portion of tax preferences, adjustments, and other items generated by each group member which causes the AMT to be applicable at the consolidated level.

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Tax Payments to the Parent Company

Tax payments from a subsidiary institution to the parent company should not exceed the amount the institution has properly recorded as its current tax expense on a separate entity basis. Furthermore, such payments, including estimated tax payments, generally should not be made before the institution would have been obligated to pay the taxing authority had it filed as a separate entity. Payments made in advance may be considered extensions of credit from the subsidiary to the parent and may be subject to affiliate transaction rules, i.e., Sections 23A and 23B of the Federal Reserve Act.

A subsidiary institution should not pay its deferred tax liabilities or the deferred portion of its applicable income taxes to the parent. The deferred tax account is not a tax liability required to be paid in the current reporting period. As a result, the payment of deferred income taxes by an institution to its holding company is considered a dividend subject to dividend restrictions,(2) not the extinguishment of a liability. Furthermore, such payments may constitute an unsafe and unsound banking practice.

Tax Refunds From the Parent Company

An institution incurring a loss for tax purposes should record a current income tax benefit and receive a refund from its parent in an amount no less than the amount the institution would have been entitled to receive as a separate entity. The refund should be made to the institution within a reasonable period following the date the institution would have filed its own return, regardless of whether the consolidated group is receiving a refund. If a refund is not made to the institution within this period, the institution’s primary federal regulator may consider the receivable as either an extension of credit or a dividend from the subsidiary to the parent. A parent company may reimburse an institution more than the refund amount it is due on a separate entity basis. Provided the institution will not later be required to repay this excess amount to the parent, the additional funds received should be reported as a capital contribution.

If the institution, as a separate entity, would not be entitled to a current refund because it has no carryback benefits available on a separate entity basis, its holding company may still be able to utilize the institution’s tax loss to reduce the consolidated group’s current tax liability. In this situation, the holding company may reimburse the institution for the use of the tax loss. If the reimbursement will be made on a timely basis, the institution should reflect the tax benefit of the loss in the current portion of its applicable income taxes in the period the loss is incurred. Otherwise, the institution should not recognize the tax benefit in the current portion of its applicable income taxes in the loss year. Rather, the tax loss represents a loss carryforward, the benefit of which is recognized as a deferred tax asset, net of any valuation allowance.

Regardless of the treatment of an institution’s tax loss for regulatory reporting and supervisory purposes, a parent company that receives a tax refund from a taxing authority obtains these funds as agent for the consolidated group on behalf of the group members.(3) Accordingly, an organization’s tax allocation agreement or other corporate policies should not purport to characterize refunds attributable to a subsidiary depository institution that the parent receives from a taxing authority as the property of the parent.

Income Tax Forgiveness Transactions

A parent company may require a subsidiary institution to pay it less than the full amount of the current income tax liability that the institution calculated on a separate entity basis. Provided the parent will not later require the institution to pay the remainder of the current tax liability, the amount of this unremitted liability should be accounted for as having been paid with a simultaneous capital contribution by the parent to the subsidiary.

In contrast, a parent cannot make a capital contribution to a subsidiary institution by “forgiving” some or all of the subsidiary’s deferred tax liability. Transactions in which a parent “forgives” any portion of a subsidiary institution’s deferred tax liability should not be reflected in the institution’s regulatory reports. These transactions lack economic substance because the parent cannot legally relieve the subsidiary of a potential future obligation to the taxing authorities. Although the subsidiaries have no direct obligation to

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remit tax payments to the taxing authorities, these authorities can collect some or all of a group liability from any of the group members if tax payments are not made when due.

By order of the Board of Directors, November 5, 1998

[Source: 63 Fed. Reg. 64757, November 23, 1998]

(1)Throughout this policy statement, the terms “separate entity” and “separate taxpayer” are used synonymously. When a depository institution has subsidiaries of its own, the institution’s applicable income taxes on a separate entity basis include the taxes of the subsidiaries of the institution that are included with the institution in the consolidated group return.

(2)These restrictions include the Prompt Corrective Action provisions of section 38(d)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1831o(d)(1)) and its implementing regulations: for insured state nonmember banks, 12 CFR part 325, subpart B; for national banks, 12 CFR 6.6; for savings associations, 12 CFR part 565; and for state member banks, 12 CFR 208.45.

(3)See 26 CFR 1.1502—77(a).

Addendum to Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure

In 1998, the Board of Governors of the Federal Reserve System (Board), the Federal Deposit Insurance Corporation (FDIC), the Office of the Comptroller of the Currency (OCC) (collectively, the Agencies), and the Office of Thrift Supervision (OTS) issued the “Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure” (the “Interagency Policy Statement”)(1) Under the Interagency Policy Statement, members of a consolidated group, comprised of one or more insured depository institutions (IDIs) and their holding company and affiliates (the Consolidated Group), may prepare and file their federal and state income tax returns as a group so long as the act of filing as a group does not prejudice the interests of any one of the IDIs. That is, the Interagency Policy Statement affirms that intercorporate tax settlements between an IDI and its parent company should be conducted in a manner that is no less favorable to the IDI than if it were a separate taxpayer and that any practice that is not consistent with the policy statement may be viewed as an unsafe and unsound practice prompting either informal or formal corrective action.

The Interagency Policy Statement also addresses the nature of the relationship between an IDI and its parent company.

It states in relevant part that:

• “[A] parent company that receives a tax refund from a taxing authority obtains these funds as agent for the consolidated group on behalf of the group members,” and

• A Consolidated Group’s tax allocation agreement should not “characterize refunds attributable to a subsidiary depository institution that the parent receives from a taxing authority as the property of the parent.”

Since the issuance of the Interagency Policy Statement, courts have reached varying conclusions regarding whether tax allocation agreements create a debtor-creditor relationship between a holding company and its IDI(2) Some courts have found that the tax refunds in question were the property of the holding company in bankruptcy (rather than property of the subsidiary IDI) and held by the holding company as the IDI’s debtor(3) The Agencies are issuing this addendum to the Interagency Policy Statement (Addendum) to explain that Consolidated Groups should review their tax allocation agreements to ensure the agreements achieve the objectives of the Interagency Policy Statement. This

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Addendum also clarifies how certain of the requirements of sections 23A and 23B of the Federal Reserve Act (FRA) apply to tax allocation agreements between IDIs and their affiliates.

In reviewing their tax allocation agreements, Consolidated Groups should ensure the agreements: (1) Clearly acknowledge that an agency relationship exists between the holding company and its subsidiary IDIs with respect to tax refunds, and (2) do not contain other language to suggest a contrary intent.(4) In addition, all Consolidated Groups should amend their tax allocation agreements to include the following paragraph or substantially similar language:

The [holding company] is an agent for the [IDI and its subsidiaries] (the “Institution”) with respect to all matters related to consolidated tax returns and refund claims, and nothing in this agreement shall be construed to alter or modify this agency relationship. If the [holding company] receives a tax refund from a taxing authority, these funds are obtained as agent for the Institution. Any tax refund attributable to income earned, taxes paid, and losses incurred by the Institution is the property of and owned by the Institution, and shall be held in trust by the [holding company] for the benefit of the Institution. The [holding company] shall forward promptly the amounts held in trust to the Institution. Nothing in this agreement is intended to be or should be construed to provide the [holding company] with an ownership interest in a tax refund that is attributable to income earned, taxes paid, and losses incurred by the Institution. The [holding company] hereby agrees that this tax sharing agreement does not give it an ownership interest in a tax refund generated by the tax attributes of the Institution.

Going forward, the Agencies generally will deem tax allocation agreements that contain this or similar language to acknowledge that an agency relationship exists for purposes of the Interagency Policy Statement, this Addendum, and sections 23A and 23B of the FRA.

All tax allocation agreements are subject to the requirements of section 23B of the FRA, and tax allocation agreements that do not clearly acknowledge that an agency relationship exists may be subject to additional requirements under section 23A of the FRA.(5) In general, section 23B requires affiliate transactions to be made on terms and under circumstances that are substantially the same, or at least as favorable to the IDI, as comparable transactions involving nonaffiliated companies or, in the absence of comparable transactions, on terms and circumstances that would in good faith be offered to non-affiliated companies.(6) Tax allocation agreements should require the holding company to forward promptly any payment due the IDI under the tax allocation agreement and specify the timing of such payment. Agreements that allow a holding company to hold and not promptly transmit tax refunds received from the taxing authority and owed to an IDI are inconsistent with the requirements of section 23B and subject to supervisory action. However, an Agency’s determination of whether such provision, or the tax allocation agreement in total, is consistent with section 23B will be based on the facts and circumstances of the particular tax allocation agreement and any associated refund.

[Source 79 Fed. Reg. 35229, June 19, 2014, the Agencies expect institutions and holding companies to implement fully the Addendum to the Interagency Policy Statement as soon as reasonably possible, which the Agencies expect would not be later than October 31, 2014]

(1)63 FR 64757 (Nov. 23, 1998). Responsibilities of the OTS were transferred to the Board, FDIC, and OCC pursuant to Title III of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(2)Case law on this issue is mixed. Compare Zucker v. FDIC, as Receiver for Bank United, 727 F.3d 1100, 1108—09 (11th Cir. Aug. 15, 2013) (“The relationship between the Holding Company and the Bank is not a debtor-creditor relationship. When the Holding Company received the tax refunds it held the funds intact—as if in escrow—for the benefit of the Bank and thus the remaining members of the Consolidated Group.”) with F.D.I.C. v. Siegel (In re IndyMac Bancorp, Inc.), ll F. App’x ll, 2014 WL 1568759, *2 (9th Cir. Apr. 21, 2014) (per curiam) (“The TSA does not create a trust relationship. The absence of language creating a trust relationship is explicitly an indication of a debtor-creditor relationship in California”).

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(3)See e.g., F.D.I.C. v. Siegel (In re IndyMac Bancorp, Inc.), ll F. App’x ll, 2014 WL 1568759 (9th Cir. Apr. 21, 2014) (per curiam).

(4)This Addendum clarifies and supplements but does not replace the Interagency Policy Statement.

(5)Section 23A requires, among other things, that loans and extensions of credit from a bank to its affiliates be properly collateralized. 12 U.S.C 371c(c).

(6)12 U.S.C. 371c—1(a). Transactions subject to section 23B include the payment of money by a bank to an affiliate under contract, lease, or otherwise and transactions in which the affiliate acts as agent of the bank. Id. at § 371c—1(a)(2) & (a)(4).

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Appendix A-2

EXECUTION VERSION

TAX SHARING AGREEMENT

BY AND AMONG

BNP PARIBAS S.A.,

BANCWEST CORPORATION
(TO BE RENAMED FIRST HAWAIIAN, INC.)

AND

BANCWEST HOLDING INC.

dated as of April 1, 2016

TABLE OF CONTENTS

TAX SHARING AGREEMENT			1

RECITALS

SECTION 1.	Definition of Terms		2

SECTION 2.	Tax Allocation Agreements; Allocation of Income Taxes		6

	2.1	Tax Allocation Agreements	6

	2.2	United States Federal Income Taxes	7

	2.3	Local Taxes	7

SECTION 3.	Expected Taxes, Return Taxes, Unexpected Taxes and Transfer Taxes		7

	3.1	Expected Taxes	7

	3.2	Return Taxes	7

	3.3	Unexpected Taxes	8

	3.4	Unexpected Tax Reductions	8

	3.5	Transfer Taxes	8

	3.6	De Minimis Amount	8

SECTION 4.	Tax Returns, Refunds, Credits, Offsets and Benefits		9

	4.1	Tax Returns	9

	4.2	Refunds, Credits, Offsets, Tax Benefits	10

	4.3	Carrybacks	10

	4.4	Amended Returns	10

SECTION 5.	Interest Rate; Characterization of Payments		11

	5.1	Interest on Late Payments	11

	5.2	Tax Consequences of Payments	11

SECTION 6.	Cooperation and Tax Contests		11

	6.1	Cooperation	11

	6.2	Notices of Tax Contests	11

	6.3	Control of Tax Contests	12

	6.4	Cooperation Regarding Tax Contests	12

SECTION 7.	Tax Records		13

	7.1	Retention of Tax Records	13

	7.2	Access to Tax Records	13

	7.3	Confidentiality	13

SECTION 8.	Representations and Covenants		13

SECTION 9.	General Provisions		13

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9.1	Construction	13

9.2	Other Agreements	13

9.3	Counterparts	14

9.4	Notices	14

9.5	Amendments	15

9.6	Assignment	15

9.7	Successors and Assigns	15

9.8	Change in Law	15

9.9	Authorization, Etc.	15

9.10	Termination	15

9.11	Subsidiaries	15

9.12	Third-Party Beneficiaries	15

9.13	Double Recovery	15

9.14	Titles and Headings	16

9.15	Governing Law	16

9.16	Waiver of Jury Trial	16

9.17	Survival	16

9.18	Severability	16

9.19	No Strict Construction; Interpretation	16

SCHEDULE A

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TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (the “Agreement”) is dated as of April 1, 2016 (the “Effective Date”), by and among BNP Paribas S.A., a corporation organized and domiciled in the French Republic (“BNPP SA”), BancWest Corporation (to be renamed First Hawaiian, Inc. on the Effective Date), a Delaware corporation and, immediately prior to and as of the Effective Date, a wholly-owned subsidiary of BNPP SA (“FHI”), and BancWest Holding Inc., a Delaware corporation and a direct subsidiary of FHI immediately prior to the Distribution (as defined below) (“BWHI” and, together with BNPP SA and FHI, the “Parties”, and each, a “Party”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of the Agreement.

RECITALS

WHEREAS, Bank of the West, a California state-chartered bank (“BOW”), was, immediately prior to the Effective Date, a direct wholly-owned bank subsidiary of FHI;

WHEREAS, FHI, BOW and First Hawaiian Bank, a Hawaii state-chartered bank and a direct wholly-owned bank subsidiary of FHI (“FHB”), are each a member of the Pre- Distribution Group (as defined below);

WHEREAS, (i) BNPP SA and FHI entered into that certain Agreement for Allocation and Settlement of Unitary State Income Tax Liabilities effective December 22, 2001, as amended on October 31, 2014; (ii) FHI, BOW and FHB, entered into that certain Comprehensive Agreement for Allocation and Settlement of Income Tax Liabilities effective November 1, 1998, as amended on October 31, 2014; and (iii) FHI, BOW and FHB entered into that certain Agreement for Allocation and Settlement of Unitary State Tax Benefits and Detriments Resulting from Unitary Relationships with BNPP SA effective for taxable periods ending on or after December 31, 2009, as amended on October 31, 2014 (clauses (i) through (iii), collectively, the “Tax Allocation Agreements”);

WHEREAS, BNPP SA, FHI and BWHI determined that it is in the best interests of each named company and its stockholders to separate BOW and FHB under independent bank holding companies and entered into the Master Reorganization Agreement, dated as of the date hereof (the “Master Reorganization Agreement”);

WHEREAS, on March 22, 2016, FHI formed BWHI as a new subsidiary of FHI;

WHEREAS, pursuant to the Master Reorganization Agreement, FHI will contribute to BWHI (i) a certain amount of cash, (ii) all of the then-outstanding shares of stock of BOW, and (iii) other assets as specified in the Master Reorganization Agreement, in exchange for (i) the issuance of shares of (x) Class A common stock, par value $0.01 per share, of BWHI and (y) Class B common stock, par value $0.01 per share, of BWHI (clauses (x) and (y), collectively “BWHI Shares”), and (ii) the assumption of certain liabilities as specified in the Master Reorganization Agreement (the “Contribution”);

WHEREAS, in accordance with the Master Reorganization Agreement, immediately following the Contribution, FHI will pay as an in-kind dividend all the BWHI Shares to FHI’s stockholders, BNPP SA and French American Banking Corporation, a wholly-owned subsidiary of BNPP SA (the “Distribution”);

WHEREAS, subsequent to the Distribution, BNPP SA plans to pursue an initial public offering of FHI (the “IPO”) of its common stock, par value $0.01, and the board of directors of FHI has determined that it is in the best interests of FHI to do so;

WHEREAS, if the IPO is not effected prior to July 1, 2016, FHI will, in compliance with the Federal Reserve’s Regulation YY, become a direct subsidiary of BWC Holding Inc. (to be renamed BancWest Corporation on the Effective Date), an indirect United States subsidiary of BNPP SA and a direct subsidiary of BNP Paribas USA, a direct United States subsidiary of BNPP SA;

WHEREAS, the Parties intend the Contribution to qualify, with respect to FHI, as a tax-free transaction under section 351(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and under applicable Local Tax (as defined below) laws;

WHEREAS, the Parties intend the Distribution to (i) be a distribution to which section 311(a) of the Code applies and (ii) result, with respect to FHI, in tax liabilities under applicable Local Tax (as defined below) laws in an amount not in excess of the amount of Expected Taxes (as defined below);

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes (as defined below) arising prior to and as a result of the Contribution and the Distribution, and to provide for and agree upon other matters relating to Taxes; and

WHEREAS, in order to further the objective of the IPO, BNPP SA has agreed to cause the FHI Group to not bear the effects of unexpected adjustments to those Taxes (as defined below) for which the FHI Group is liable in respect of the Contribution and the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“After-Tax Basis” means (i) reducing the amount of a payment to which such term applies by any Tax Benefit derived, as a result of the event giving rise to such payment, by the Payee or the Group to which such Payee is a member, and (ii) increasing the amount of a payment to which such term applies by any Tax cost incurred, as a result of the receipt or accrual of the payment, by the Payee or the Group to which such Payee is a member.

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“Agreed Treatment” means the agreement among the Parties to treat for all purposes, unless a Final Determination provides otherwise, (i) the Contribution, with respect to FHI and all members of the FHI Group, as a tax-free transaction under United States federal and Local Tax laws, (ii) the Distribution, with respect to FHI and all members of the FHI Group, as a transaction to which section 311(a) of the Code applies, and (iii) the Distribution as resulting, with respect to FHI and all members of the FHI Group, in Local Tax liabilities in amounts not in excess of the amount of Expected Taxes or Return Taxes.

“Agreement” has the meaning set forth in the preamble hereof.

“BNPP SA” has the meaning set forth in the preamble hereof.

“BNPP Group” means BNPP SA and its subsidiaries, other than those included in the Pre-Distribution Group; provided, however, BNPP SA and its subsidiaries comprise the BNPP Group only to the extent included in a Unitary Group that includes the members of the Pre-Distribution Group.

“BOW” has the meaning set forth in the recitals hereof.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the State of New York are closed.

“BWHI Group” means BWHI and its subsidiaries after the Distribution but only to the extent they were members of the Pre-Distribution Group. For the avoidance of doubt, the BWHI Group does not include FHI or FHB.

“BWHI Shares” has the meaning set forth in the recitals hereof.

“Code” has the meaning set forth in the recitals hereof.

“Contribution” has the meaning set forth in the recitals hereof. “Controlling Party” has the meaning set forth in Section 6.3.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Straddle Period” means any taxable period beginning on or before and ending after, April 1, 2016.

“Effective Date” has the meaning set forth in the preamble hereof.

“Expected Taxes” means any Local Taxes expected to be allocated to the FHI Group in accordance with the Tax Allocation Agreements as a result of or in connection with the Distribution, each such amount by relevant jurisdiction calculated and set forth in Schedule A. For the avoidance of doubt, Expected Taxes are not calculated on an After-Tax Basis and do not include Transfer Taxes.

“FHB” has the meaning set forth in the recitals hereof.

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“FHI” has the meaning set forth in the preamble hereof.

“FHI Group” means FHI and its subsidiaries after the Distribution but only to the extent they were members of the Pre-Distribution Group. For the avoidance of doubt, the FHI Group does not include BWHI or BOW.

“Filer” means the Party that is responsible for filing the applicable Tax Return pursuant to Section 4.1.

“Final Determination” means a determination as a result of an examination by a Tax Authority, any final action by a Tax Authority on an amended return or claim for refund, the execution of a closing agreement with a Tax Authority or a judicial decision which has become final.

“Group” means the BNPP Group, the FHI Group, the BWHI Group or the Pre-Distribution Group, as the context requires.

“IPO” has the meaning set forth in the recitals hereof.

“IRS” means the Internal Revenue Service.

“Local” means pertaining to a jurisdiction within the United States of America, other than the Federal Government of the United States of America, which for the avoidance of doubt includes any applicable state, municipalities and localities.

“Master Reorganization Agreement” has the meaning set forth in the recitals hereof.

“Non-Controlling Party” has the meaning set forth in Section 6.3.

“Non-Filer” means any Party that is not responsible for filing the applicable Tax Return pursuant to Sections 4.1.

“Party” has the meaning set forth in the preamble hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Payee” has the meaning set forth in Section 6.2.

“Payor” has the meaning set forth in Section 6.2.

“Person” means any individual, corporation, company, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any taxable period beginning after April 1, 2016 and, in the case of any Straddle Period, the portion of such Straddle Period beginning after April 1, 2016.

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“Pre-Distribution Group” means FHI and its subsidiaries immediately before the Distribution. For the avoidance of doubt, the Pre-Distribution Group includes BWHI and BOW.

“Pre-Distribution Period” means any taxable period that ends on or before April 1, 2016 and, in the case of any Straddle Period, the portion of such Straddle Period ending on April 1, 2016.

“Return Difference” has the meaning set forth in Section 3.2.

“Return Taxes” means any Local Taxes shown on Tax Returns to be filed in accordance with Section 4.1 allocated to the FHI Group in accordance with the Tax Allocation Agreements as a result of or in connection with the Distribution. For the avoidance of doubt, Return Taxes are not calculated on an After-Tax Basis and do not include Transfer Taxes.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated, business privilege or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Allocation Agreements” has the meaning set forth in the recitals hereof.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a member of a Group (or of the Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the member (or of the Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such member in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding, appeal, or similar administrative or judicial action with respect to Taxes, Tax refunds, or Tax Returns of any member of the BNPP Group, the FHI Group and the BWHI Group.

“Tax Item” means any item of income, gain, loss, deduction, or credit.

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“Tax Return” means any return, filing, or other document (including an information return) filed or required to be filed, including any request for extension of time, filing made with an estimated Tax payment, claim for refund, or amended return that may be filed for any Taxable Year with any Tax Authority in connection with any Tax (whether or not payment is required to be made with respect to such filing).

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax law.

“Transfer Taxes” means all United States federal, state or local sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto). For the avoidance of doubt, Transfer Taxes do not include any Hawaii General Excise Tax.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Unexpected Taxes” has the meaning set forth in Section 3.3.

“Unexpected Tax Reduction” has the meaning set forth in Section 3.4.

“Unitary Group” means a unitary group of corporations under a respective state’s tax laws and regulations, but only to the extent such unitary group includes (i) at least one member of the FHI Group and (ii) at least one member of the BNPP Group or the BWHI Group and provided that any members included in or excluded from such state’s unitary Tax Return by reason of any water’s-edge or other elections that are in effect for any taxable period that is subject to this Agreement shall similarly be included in or excluded from the definition of “Unitary Group”.

“Unitary Group Straddle Period” means any taxable period of a Unitary Group beginning when the FHI Group is part of the Unitary Group and ending on the date on which the FHI Group is no longer part of the Unitary Group.

SECTION 2. Tax Allocation Agreements; Allocation of Income Taxes.

2.1          Tax Allocation Agreements. Notwithstanding anything to the contrary in the Tax Allocation Agreements:

(a)                BWHI, rather than FHI, shall be responsible for ensuring the timely payment of all United States federal income Taxes of the Pre-Distribution Group and Local income Taxes of the Unitary Group.

(b)                All members of the Pre-Distribution Group and the Unitary Group shall make payments to BWHI, and BWHI shall make payments to the members, in accordance with the Tax Allocation Agreements but with BWHI in the role of collection and payment agent that was previously assigned to FHI.

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2.2          United States Federal Income Taxes. United States federal income Taxes of the Pre-Distribution Group shall be allocated in accordance with the relevant Tax Allocation Agreements. Any United States federal income Taxes in respect of a Distribution Straddle Period shall be allocated between the Pre-Distribution Period and the Post-Distribution Period on a “closing of the books” basis by assuming that the books of the members of the Pre-Distribution Group were closed at the end of the Effective Date in accordance with Treasury Regulations Section 1.1502-76.

2.3          Local Taxes. For the avoidance of doubt, Local Taxes shall continue to be allocated among the members of the Groups in accordance with the relevant Tax Allocation Agreements. In the event that the FHI Group ceases to be included in a Unitary Group, any Local income Taxes in respect of the Unitary Group Straddle Period shall be allocated on a “closing of the books” basis by assuming that the books of the members of the Unitary Group were closed at the end of the date on which the FHI Group ceased to be part of the Unitary Group, applying concepts similar to those of Treasury Regulations Section 1.1502-76.

SECTION 3.        Expected Taxes, Return Taxes, Unexpected Taxes and Transfer Taxes.

3.1          Expected Taxes. Notwithstanding any other provision of this Agreement or the Tax Allocation Agreements, the FHI Group shall be liable for any and all Expected Taxes. For the avoidance of doubt, the Expected Taxes do not include any Taxes allocated to the BWHI Group under the Tax Allocation Agreements.

3.2          Return Taxes. Notwithstanding any other provision of this Agreement and the Tax Allocation Agreements, if any amount of Return Taxes is different from the amount of Expected Taxes in a relevant jurisdiction (each such difference, a “Return Difference”):

(a)                BWHI shall notify FHI of this fact at least thirty (30) Business Days prior to the due date for the relevant Tax Return, and FHI will have the right to review and approve the items directly related to such Return Difference, such approval not to be unreasonably delayed, conditioned or withheld by FHI.

(b)                BWHI and FHI shall discuss and negotiate in good faith to resolve any disagreements between them regarding any Return Difference. In the event that BWHI and FHI are unable to resolve any such disagreement within fifteen (15) Business Days, such disagreement shall be resolved by Ernst & Young. BWHI shall file the relevant Tax Returns in accordance with Section 4.1 based on such resolutions. BWHI and FHI shall bear evenly all costs and expenses associated with obtaining such resolution.

(c)                If the Return Taxes, after giving effect to the prior clauses of this Section 3.2 are greater than the amount of Expected Taxes for any jurisdiction, BWHI shall make a payment, on an After-Tax Basis, to FHI in an amount equal to such excess within five (5) Business Days after the filing by BWHI of the Local Tax Return for that jurisdiction for the Tax Year including the Effective Date in the manner prescribed in Section 4.1.

(d)                If the Return Taxes are less than the amount of Expected Taxes for any jurisdiction, FHI shall make a payment to BWHI in an amount equal to such difference (minus

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the United States federal income Tax costs to the FHI Group that results from such difference) within five (5) Business Days after the final filing by BWHI of the Local Tax Return for that jurisdiction for the Tax Year including the Effective Date in the manner prescribed in Section 4.1.

3.3          Unexpected Taxes. Notwithstanding any other provision of this Agreement, in the event of a Final Determination that FHI or any member of the FHI Group is liable for any Taxes in respect of the Contribution or Distribution (including any interest and penalties, but not including any Transfer Taxes) in an amount in excess of the Return Taxes (such amount in excess, the “Unexpected Taxes”), BWHI shall make a payment to FHI, on an After-Tax Basis, for such Unexpected Taxes at least five (5) Business Days prior to the date such payment is required to be made to the relevant Tax Authority.

3.4          Unexpected Tax Reductions. Notwithstanding any other provision of this Agreement, in the event of a Final Determination that results in a reduction of the aggregate Tax liability of FHI and the members of the FHI Group in respect of the Contribution and Distribution (including any interest and penalties, but not including any Transfer Taxes) to an amount less than the Return Taxes (such reduction, an “Unexpected Tax Reduction”), FHI shall make a payment to BWHI, for such Unexpected Tax Reduction (minus the United States federal income Tax costs to the FHI Group that results from such difference) within fifteen (15) Business Days after the date of the relevant Final Determination.

3.5          Transfer Taxes. The Parties shall cooperate with each other and use their commercially reasonable efforts to reduce and/or eliminate any Transfer Taxes. If any Transfer Tax remains payable after application of the first sentence of this Section 3.5 and notwithstanding any other provision in this Agreement, Transfer Taxes shall be allocated in the following manner:

(a)              Transfer Taxes for the sale or transfer of real property shall be allocated to the Group that includes the entity that owns the real property after the relevant sale or transfer and the Party that is a member of such Group shall pay, on an After-Tax Basis, the amount of such Transfer Taxes to the person (if not a member of such Party’s Group) that is required to pay such Tax at least 5 Business Days prior to the date a payment for such Tax is required to be made to the relevant Tax Authority.

(b)              All other Transfer Taxes shall be allocated evenly between the Parties, and each Party shall pay its share of any such Taxes, on an After-Tax Basis, to the person (if not a member of such Party’s Group) that is required to pay such Tax at least 5 Business Days prior to the date a payment for such Tax is required to be made to the relevant Tax Authority.

(c)               Each Group shall be responsible for making any Transfer Tax filings that its members are required by law to make. Out of pocket expenses for such filings shall be allocated and paid in accordance with Section 3.5(a) with respect to real property Transfer Tax filings and Section 3.5(b) with respect to all other Transfer Tax filings.

3.6          De Minimis Amount. Notwithstanding the foregoing, no payment pursuant to this Section SECTION 3 shall be made unless the aggregate amount of payments required under this Section SECTION 3 exceeds $10,000.

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SECTION 4.        Tax Returns, Refunds, Credits, Offsets and Benefits.

4.1          Tax Returns.

(a)              Notwithstanding anything to the contrary in the Tax Allocation Agreements and without limiting their rights and obligations and subject to the provisions of Section SECTION 3, (i) BNPP SA and FHI shall authorize BWHI to prepare and file all unitary Local income Tax Returns of the Unitary Group and any other returns, documents or statements required to be filed as part of such Unitary Group Tax Returns, and (ii) each of BNPP SA and FHI hereby irrevocably appoints BWHI as its agent and attorney-in fact to prepare and file all Local income Tax Returns of the Unitary Group as BWHI may deem appropriate but in accordance with applicable law to effect the foregoing. Notwithstanding any other provision of this Agreement or the Tax Allocation Agreements, BWHI shall bear all costs and expenses associated with filing Tax Returns pursuant to this Section 4.1(a).

(b)              Notwithstanding anything to the contrary in the Tax Allocation Agreements and without limiting its rights and obligations hereunder, (i) FHI shall authorize BWHI to prepare and file all consolidated United States federal income Tax Returns of the Pre-Distribution Group and any other returns, documents or statements required to be filed as part of such consolidated group Tax Returns, and (ii) FHI hereby irrevocably appoints BWHI as its agent and attorney-in fact to prepare and file all United States federal income Tax Returns of the Pre-Distribution Group as BWHI may deem appropriate but in accordance with applicable law to effect the foregoing. Notwithstanding any other provision of this Agreement or the Tax Allocation Agreements, BWHI shall bear all costs and expenses associated with filing Tax Returns pursuant to this Section 4.1(b).

(c)               In applying the provisions of Section 4.1(a) and Section 4.1(b), each Party shall furnish any relevant information, including pro forma returns, disclosures, apportionment data and supporting schedules, relating to members of the Group of which such Party is a member, necessary for completing any Tax Return pursuant to Section 4.1(a) and Section 4.1(b) in a format suitable for inclusion in such return. Each Party shall have the right to review and approve items on such returns if and to the extent such items directly relate to Taxes for which such Party would be liable under any of the Tax Allocation Agreements or this Agreement, such approval not to be unreasonably delayed, conditioned or withheld by such Party. Each Party signing a Tax Return in respect of which another Party is the Filer shall have the right to comment on all aspects of such Tax Return, and the Filer shall review and consider all such comments in good faith.

(d)              Manner of Tax Return Preparation. Unless otherwise required by a Tax Authority, BWHI shall prepare and file all Tax Returns required to be filed pursuant to Section 4.1(a) and Section 4.1(b) on a timely basis (taking into account applicable extensions), and take all other actions, in a manner consistent with the relevant provisions of the Tax Allocation Agreements and this Agreement.

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4.2          Refunds, Credits, Offsets, Tax Benefits.

(a)                Subject to applicable United States banking laws and regulations (including, for the avoidance of doubt, safety and soundness standards and any necessary bank regulatory approvals) and notwithstanding any provision of the Tax Allocation Agreements, FHI shall make a payment to BWHI in an amount equal to any refunds, credits or offsets (if any) with respect to Pre-Distribution Period Taxes that had been allocated to FHI or any member of the FHI Group pursuant to the Tax Allocation Agreements or this Agreement. The amount of payment required to be made by FHI to BWHI under Section 4.2(a) shall be the amount of the relevant refund, credit or offset, reduced by any Tax costs, including any Taxes imposed on such refund, credit, or offset, incurred by FHI or any member of the FHI Group. All payments made under this Section 4.2(a) shall be made not later than fifteen (15) Business Days following the latest of (i) the receipt of the applicable refund, credit or offset with respect to Pre-Distribution Period Taxes by FHI or the relevant member of the FHI Group, (ii) a determination that such payments are permitted under applicable United States banking laws and regulations and (iii) the receipt of any necessary bank regulatory approvals.

(b)                Subject to applicable United States banking laws and regulations (including, for the avoidance of doubt, safety and soundness standards and any necessary bank regulatory approvals) and notwithstanding any provision of the Tax Allocation Agreements, FHI shall make a payment to BWHI for any refunds, credits, or offsets with respect to Return Taxes that it (or any member of the FHI Group) receives in accordance with the Tax Allocation Agreements. The amount of payment required to be made by FHI to BWHI under Section 4.2(b) shall be the amount of the relevant refund, credit or offset, reduced by any Tax costs, including any Taxes imposed on such refund, credit, or offset, incurred by FHI or any member of the FHI Group. All payments made under this Section 4.2(b) shall be made not later than fifteen (15) Business Days following the latest of (i) the receipt of the applicable refund, credit or offset with respect to Return Taxes by FHI or the relevant member of the FHI Group, (ii) a determination that such payments are permitted under applicable United States banking laws and regulations and (iii) the receipt of any necessary bank regulatory approvals.

(c)                If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, forwarded under this Section 4.2(a) and Section 4.2(b) shall be returned to FHI in an amount equal to the applicable reduction. All payments required to be made under this Section 4.2(c) shall be made by BWHI, within fifteen (15) Business Days after receiving notification by FHI requesting such payments.

4.3          Carrybacks. To the extent permitted under applicable Tax laws, the BWHI Group shall make the appropriate elections in respect of any Tax Returns to waive any option to carry back any net operating loss, any credits or any similar item to all taxable periods through the Distribution. Any refund of or credit for Taxes resulting from any such carryback by a member of the BWHI Group that cannot be waived shall be payable to BWHI net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith.

4.4          Amended Returns. Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the BNPP Group, the FHI Group or the BWHI Group may

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be made only by the member responsible for filing the original Tax Return with respect to such amendment or claim pursuant to the Tax Allocation Agreements and/or Section 4.1. Such member shall not, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax payment obligations of, another Party for any Tax Year (or portion thereof); provided, however, that such consent need not be obtained if the member filing the amended Tax Return or claim by written notice to the other Party agrees to indemnify the other Party for the incremental Taxes allocated to, or the incremental Tax payment obligations of, such other Party as a result of the filing of such amended Tax Return or claim.

SECTION 5.        Interest Rate; Characterization of Payments

5.1          Interest on Late Payments. In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on the amount of such payment from (but not including) the due date of such payment to (and including) the date such payment is actually made at the applicable federal rate in effect at the time such payment is due (based on the federal mid-term rate), compounded on a daily basis. Such interest will be payable at the same time as the payment to which it relates.

5.2          Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax law, the Parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution by the relevant member or a distribution by the relevant member (or as adjustments to such contribution or distribution) (or as a distribution followed by a contribution) occurring immediately before the Effective Date. Consistent with the foregoing, payments made between BWHI and FHI shall be treated, to the extent permitted by applicable Tax law, as adjustments to the amount of the Contribution.

SECTION 6. Cooperation and Tax Contests.

6.1          Cooperation. In addition to the obligations enumerated in Section 6.4, BNPP SA, FHI and BWHI will cooperate (and cause their respective subsidiaries to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

6.2          Notices of Tax Contests. Each Party shall provide prompt notice to any other Party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes which may be paid by such other Party hereunder or (ii) Tax items that may affect the amount or treatment of Tax items of such other Party (and any member of such other Party’s Group). Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in

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respect of any such matters; provided, however, that failure to give such notification shall not affect the payment or indemnification provided hereunder except, and only to the extent that a Party hereto (a “Payor”) that is required to make a payment to another Party (a “Payee”) shall have been actually prejudiced as a result of such failure. Thereafter, the Payee shall deliver to the Payor such additional information with respect to such Tax Contest in its possession that the Payor may reasonably request.

6.3          Control of Tax Contests.

(a)              Controlling Party. Subject to the limitations set forth in Section 6.3(c), a Filer shall, at its own cost and expense, be the Controlling Party with respect to any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Party is responsible for filing (or causing to be filed) pursuant to Section 4.1 of this Agreement, in which case any Non-Filer that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.” Notwithstanding the immediately preceding sentence but subject to Section 6.3(b), if a Non-Filer (x) acknowledges to the Filer in writing its full liability under this Agreement to make a payment or indemnify for any Tax, and (y) provides to the Filer evidence (that is satisfactory to the Filer as determined in the Filer’s reasonable discretion) of the Non-Filer’s financial readiness and capacity to make such payment, as applicable, then thereafter with respect to the Tax Contest relating solely to such Tax the Non-Filer shall be the Controlling Party (subject to Section 6.3(c)) and the Filer shall be treated as the Non-Controlling Party.

(b)              Notwithstanding Section 6.3(a) but subject to Section 6.3(c), BWHI shall be the Controlling Party with respect to any Tax Contest involving Return Taxes and Unexpected Taxes.

(c)               Non-Controlling Party Participation Rights. With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest and to provide comments and suggestions to the Controlling Party, such comments and suggestions not to be unreasonably rejected, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld).

6.4          Cooperation Regarding Tax Contests. The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party or Parties to handle, participate in, defend, settle or contest the Tax Contest. At the request of any Party, the other Parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest. Each Party shall assist the other Party or Parties, as the case may be, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Payor or Parties shall reimburse the Payee or Payees for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 6.4.

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SECTION 7.     Tax Records.

7.1                     Retention of Tax Records. Each of BNPP SA, FHI and BWHI shall preserve, and shall cause the members of the BNPP Group, the FHI Group and the BWHI Group to preserve, all Tax Records that are in their possession, and that could affect the liability of any other Party, any of its subsidiaries or any member of another Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) seven (7) years after the Effective Date.

7.2                     Access to Tax Records. Each Party shall make available, and cause the members of its Group to make available, to another Party for inspection and copying all Tax Records in their possession that relate to the Pre-Distribution Period or Post-Distribution Period and which is reasonably necessary for the preparation, review, approval or filing of a Tax Return by applicable Filers under Section 4.1 or with respect to any Tax Contest with respect to such Return.

7.3                     Confidentiality. Each Party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one Party shall not be deemed to be confidential for purposes of this Section 7.3 to the extent that such information or document (i) is previously known to or in the possession of another Party and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the second Party, or (iii) is received from a third party without, to the knowledge of the second Party after reasonable diligence, a duty of confidentiality owed to the first Party.

SECTION 8.     Representations and Covenants.

Each Party hereby covenants that, to the fullest extent permissible under United States federal and Local Tax laws, it will, and will cause each of the respective members of its Group to, treat the Contribution and the Distribution in accordance with the Agreed Treatment.

SECTION 9.     General Provisions.

9.1                     Construction. This Agreement shall constitute the entire agreement (except insofar and to the extent that it specifically and expressly references the Master Reorganization Agreement and the Tax Allocation Agreements) between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

9.2                     Other Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Master Reorganization Agreement. Except as otherwise specifically provided in this Agreement

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(including with respect to the Return Taxes and Unexpected Taxes), in the event there is a conflict between the provisions of the Tax Allocation Agreements and this Agreement, the provisions of the Tax Allocation Agreements shall control and govern.

9.3                     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

9.4                     Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be delivered by hand delivery or certified or registered mail (return receipt requested), by email or by facsimile to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To BNPP SA:

BNP Paribas

3 rue d’Antin

75002 Paris, France

Attention: Pierre Bouchara — Head of Group Financial Management

E-mail: pierre.bouchara@bnpparibas.com

To FHI:

BancWest Corporation (or, after the applicable name change, First Hawaiian, Inc.)

999 Bishop Street, 29th Floor

Honolulu, Hawaii 96813

Attention: Michael Ching — Executive Vice President, CFO and Treasurer

E-mail: mching@fhb.com

To BWHI:

BancWest Holding Inc.

c/o Bank of the West

180 Montgomery Street

San Francisco, California 94104

Attention: Vanessa Washington — General Counsel

E-mail: Vanessa.washington@bankofthewest.com

with copy to:

BancWest Holding Inc.

c/o Bank of the West

180 Montgomery Street

San Francisco, California 94104

Attention: Thibault Fulconis — Chief Financial Officer

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E-mail: Thibault.fulconis@bankofthewest.com

9.5                     Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

9.6                     Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of each of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section SECTION 7, if applicable, any Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Parties, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

9.7                     Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.8                     Change in Law. Any reference to a provision of the Code or any other Tax law shall include a reference to any applicable successor provision or law.

9.9                     Authorization, Etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

9.10              Termination. After the Effective Date, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

9.11              Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a member of such Party’s Group after the Effective Date.

9.12              Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective subsidiaries and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

9.13              Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

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9.14              Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.15              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

9.16              Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.17              Survival.

(a)                                 The obligations set forth in this Agreement shall survive until one (1) Business Day following the expiration of the applicable statute of limitations.

(b)                                 Notwithstanding the foregoing, payment with respect to claims of which notice was given prior to the expiration of the applicable survival period shall survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

9.18              Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.19              No Strict Construction; Interpretation.

(a)                                 Each of BNPP SA, FHI and BWHI acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or

16

instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

BNP Paribas S.A.

By:	/s/ Pierre Bouchara
	Name:	Pierre Bouchara
	Title:	Head of Group Financial Management

By:	/s/ Wendy Gould
	Name:	Wendy Gould
	Title:	Deputy Head of Tax – North America

BancWest Corporation
(To be renamed First Hawaiian, Inc.)

By:	/s/ Robert S. Harrison
	Name:	Robert S. Harrison
	Title:	Vice Chair

BancWest Holding Inc.

By:	/s/ T. Fulconis
	Name:	T. Fulconis
	Title:	Vice Chairman, Chief Financial Officer & Treasurer

[Signature Page to Tax Sharing Agreement]

Appendix A-3

SCHEDULE A

Expected Taxes

JURISDICTION	AMOUNT ($)
California	86,491,665
Hawaii	7,174,113
Minnesota	1,324,839
Texas	144,392
Utah	428,226
Apportionment Impact	(191,323)
Total	95,371,912

	Addendum to Tax Allocation Agreement
	Examples

(1)	Federal - Overall Income	BNPP USA	BWHI	FHI	Consolidated
	Taxable Income	-500	1000	300	800
	Tax Rate	35%	35%	35%	35%
	Tax Expense/(Benefit)	-175	350	105	280
	Allocated Federal Tax.	0	215	65	280
	Additional Federal Tax	-175	135	40	0

(2)	Federal - Overall Income w/Tax Credits	BNPP USA	BWHI	FHI	Consolidated
	Taxable Income	-500	1000	300	800
	Tax Rate	35%	35%	35%	35%
	Tax Expense/(Benefit)	-175	350	105	280
	Less: Tax Credits	0	0	-5	-5
		-175	350	100	275
	Allocated Federal Tax.	0	214	61	275
	Additional Federal Tax	-175	136	39	0

(3)	Federal - Overall Loss	BNPP USA	BWHI	FHI	Consolidated
	Taxable Income	500	-1000	-300	-800
	Tax Rate	35%	35%	35%	35%
	Tax Expense/(Benefit)	175	-350	-105	-280
	Allocated Federal Tax.	0	0	0	0
	Additional Federal Tax	175	(135)	(40)	0	BWHI and FHI should split a current benefit for BNPP USA utilizing some of the loss in the current year
	NOL		(215)	(65)	-280

	Total Loss generated	-455
	Total Loss utilized	-175
	NOL	-280	(if can be carried back for current benefit should be current benefit for BWHI and FHI

(4)	State - Overall Income	BNPP USA	BWHI	FHI	Combined
	Taxable Income	-500	1000	300	800
	Apportionment	20%	20%	20%	20%
	Tax Rate	15%	15%	15%	15%
	Tax Expense/(Benefit)	-15	30	9	24
	Allocated State Tax	0	18.5	5.5	24
	Additional State Tax	-15	11.5	3.5	0

(5)	State - Overall Loss	BNPP USA	BWHI	FHI	Combined
	Taxable Income	500	-1000	-300	-800
	Apportionment	20%	20%	20%	20%
	Tax Rate	15%	15%	15%	15%
	Tax Expense/(Benefit)	15	-30	-9	-24
	Allocated State Tax	0	0	0	0
	Additional State Tax	15	(12)	(3)	0	BWHI and FHI should split a current benefit for BNPP USA utilizing some of the loss in the current year
	NOL		(18)	(6)	-24

	Total Loss generated	-39
	Total Loss utilized	-15
	NOL	-24	(if can be carried back for current benefit should be current benefit for BWHI and FHI

	New York State & City Tax On Capital

			Stand Alone		Tax to be allocated
(1)	Subgroup	Federal Capital	NYS Apportionment	NYS Capital Tax (.15%)	NYS Capital Max = $5m

	BNPP USA Inc & Subsidiaries	25,000,000,000	30.00%	11,250,000	3,337,784
	BWE & Subs	9,000,000,000	1.00%	135,000	40,053
	BNP Paribas SA	6,000,000,000	60.00%	5,400,000	1,602,136
	Fortis	50,000,000	90.00%	67,500	20,027
	Total	40,050,000,000		16,852,500	5,000,000

			Stand Alone
(2)	Subgroup	Federal Capital	NYC Apportionment	NYC Capital Tax (.15%)	NYC Capital Max = $10m

	BNPP USA Inc & Subsidiaries	25,000,000,000	15.00%	5,625,000	5,738,332
	BWE & Subs	9,000,000,000	0.50%	67,500	68,860
	BNP Paribas SA	6,000,000,000	45.00%	4,050,000	4,131,599
	Fortis	50,000,000	80.00%	60,000	61,209
	Total	40,050,000,000		9,802,500	10,000,000

*Due to the maximum threshold of capital tax, the group will accrue and pay the lesser of the actual capital tax calculated or the maximum threshold.  In the example above, the maximum tax will be accrued for NYS ($5m) but the actual tax calculatated ($9.8m) will be accrued and paid for NYC purposes.

*If the maximum amount of capital tax is adjusted in any future period due to a change in tax law, the same calculation and allocation of tax will apply with the new threshold amount.